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]                                                                EXHIBIT 10.15


                  RESEARCH & DEVELOPMENT AND LICENSE AGREEMENT


         THIS AGREEMENT ("Agreement") is made and entered into effective as of the 16th day of June, 1995 ("Effective Date"), by and between ABBOTT LABORATORIES, an Illinois corporation having a principal place of business at 100 Abbott Park Road, Abbott Park, Illinois 60064 ("Abbott") and ARQULE, INC., a Delaware corporation having a principal place of business at 200 Boston Avenue, Suite 3600, Medford, Massachusetts 02155 ("ArQule").

                                    RECITALS


         WHEREAS, ArQule has expertise relating to the modification of pharmaceutical compounds by use of combinatorial chemistry methods utilizing rapid parallel synthesis;

         WHEREAS, Abbott has expertise in the discovery, development, marketing and sale of pharmaceuticals and other health care products;

         WHEREAS, Abbott desires to have ArQule generate large numbers of ArQule's own compounds as well as compounds derived from specifically targeted parallel synthesis of Abbott provided compounds;

         WHEREAS, Abbott desires to perform screening of ArQule's compounds and compounds derived by ArQule from Abbott provided compounds for possible further research and development by Abbott;

         WHEREAS, as part of such research and development effort and contingent upon ArQule performing research and development activities under a mutually agreed upon research and development plan, Abbott shall provide certain funding to ArQule for its research and development activities; and

         WHEREAS, if Abbott commercially develops any such compounds, Abbott shall pay ArQule milestone payments on such compounds which achieve certain commercial milestones as well as royalties on commercial sales of pharmaceutical products containing such compounds, all on the terms and conditions stated below;

         NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants contained herein, Abbott and ArQule hereby agree as follows:





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                                    ARTICLE 1

                                   DEFINITIONS


         For the purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

         1.1 "Abbott Compound" shall mean an Abbott Core Compound (as defined below) or an Abbott Derivative Compound (as defined below).

         1.2 "Abbott Core Compound" shall mean a core chemical compound supplied to ArQule by Abbott pursuant to Section 2.1.

         1.3 "Abbott Derivative Compound" shall mean a chemical compound generated by ArQule for Abbott by use of chemical modification methods from an Abbott Core Compound pursuant to Section 2.1.

         1.4 "Abbott Field" shall mean *

         1.5 "Active ArQule Array" shall mean an ArQule Array (as defined below) that contains at least one (1) Active ArQule Compound (as defined below).

         1.6 "Active ArQule Compound" shall mean *

                   or such higher concentration level demonstrating significant biological activity as the parties may mutually agree upon.

         1.7 "Affiliate" shall mean, with respect to a party, any other business entity which directly or indirectly controls, is controlled by, or is under common control with, such party. A business entity or party shall be regarded as in control of another business entity if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other business entity. For purposes of this Agreement, Abbott Affiliates shall also include the following entities: Abbott Laboratories (India) Ltd. and Abbott Laboratories Nigeria Limited.

         1.8 "ArQule Array" shall mean a set of at least            *
ArQule Core Compounds (as defined below) provided by ArQule to Abbott for screening pursuant to Section 5.1.

         1.9 "ArQule Compound" shall mean an ArQule Core Compound or an ArQule Derivative Compound (as defined below).

         1.10 "ArQule Core Compound" shall mean a core chemical compound from an ArQule Array supplied by ArQule to Abbott pursuant to Section 5.1.


                      * Confidential treatment has been
                        requested for marked portions


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         1.11 "ArQule Derivative Compound" shall mean a chemical compound generated by ArQule for Abbott or by Abbott, its Affiliates or contractors by use of chemical modification methods from an ArQule Core Compound.

         1.12 "ArQule Field" shall mean *

         1.13 "Array Screening Period" shall mean a period of three (3) Contract Years (as defined below) commencing on the Effective Date.

         1.14 "Array Transfer Period" shall mean a period of two (2) Contract Years commencing on the Effective Date.

         1.15 "Calendar Quarter" shall mean each of the three (3) month periods beginning on January 1, April 1, July 1 and October 1 of each year.

         1.16 "Combination Product" shall mean a pharmaceutical product containing a Product (as defined below) and at least one (1) other therapeutically active ingredient.

         1.17 "Composition of Matter Patent" shall mean any national or European Union patent(s) of either party or their Affiliates issued anywhere in the Territory (as defined below) which claims an Abbott Derivative Compound or an ArQule Compound, including any patent(s) issuing from any divisions, continuations, continuations-in-part, reexaminations, or reissues thereof, and any additions, renewals, and extensions of such patent(s).

         1.18 "Contract Quarter" shall mean the three (3) month period beginning on the Effective Date and each subsequent three (3) month period during the Research Term.

         1.19 "Contract Year" shall mean the twelve (12) month period beginning on the Effective Date and each subsequent twelve (12) month period during the term of this Agreement.

         1.20 "FDA" shall mean the United States Food and Drug Administration or any successor entity thereto.

         1.21 "FTE" shall mean one (1) or more employees of a party who, collectively, spend time and effort working on a specified project or task equivalent to the time and effort of one (1 ) full-time employee of a party working on such project or task.

         1.23 "Licensed Final Compound" shall mean a specific ArQule Compound from a Licensed Compound Set that Abbott commercially develops, markets and/or sells pursuant to Section 5.9.

         1.24 "Licensed Compound Set" shall mean a list of specific ArQule Compounds licensed to Abbott by ArQule, in accordance with the procedures set forth in Section 5.6, as well as all prodrugs, esters and salt forms of such ArQule Compounds.

         1.25 "Licensed Set Core" shall have the meaning set forth in Section 5.6(a).


                      * Confidential treatment has been
                        requested for marked portions

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         1.26 "License Option Period" shall mean a period of ten (10) Contract
Years commencing on the Effective Date.

         1.27 "NDA" shall mean a New Drug Application filed with the FDA with respect to a Product.

         1.28     "Net Sales" shall mean:

                  (a) With respect to a Product sold alone, the gross invoiced sales of such Product by Abbott, its Affiliates and/or sublicensees to unrelated third parties, less the following deductions:














                                                *















                  (b) With respect to a Combination Product, the gross invoiced sales of such Combination Product in a particular country by Abbott, its Affiliates and/or sublicensees to unrelated third parties less the deductions under (i) - (vi) above, multiplied by a fraction (i) the numerator of which shall be the per unit current wholesale selling price of the Product contained in the Combination Product, as sold alone in such country, and (ii) the denominator of which shall be the sum of the per unit current wholesale selling price in such country of each active ingredient in such Combination Product (including the Product) as sold alone as a pharmaceutical product. If there is no established current wholesale selling price of the Product contained in such Combination Product or any other active ingredient of such Combination Product in a particular country, then the standard, fully-burdened manufacturing cost of the Product and other active


                      * Confidential treatment has been
                        requested for marked portions

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                           ingredient(s) shall be used to determine the above
                           fraction, with such costs being determined in accordance with United States generally accepted accounting principles.

                  (c) With respect to a Product that is sold in a Premium Delivery System (as defined below), an amount calculated by multiplying (i) the total number of milligrams of the ArQule Compound or Abbott Derivative Compound, as applicable, in such Product sold in Premium Delivery Systems in a particular country by Abbott, its Affiliates and/or sublicensees to unrelated third parties, by (ii) the average selling price of one (1 ) milligram of the ArQule Compound or Abbott Derivative Compound, as applicable, in such Product sold in such country by Abbott, its Affiliates and/or sublicensees to unrelated third parties in the same reporting period, which Product is not sold in Premium Delivery Systems. For purposes of the foregoing sentence, "average selling price" is the total Net Sales of such Product not sold in Premium Delivery Systems calculated pursuant to subparagraph (a) above divided by the aggregate number of milligrams of the ArQule Compound or Abbott Derivative Compound, as applicable, contained in all such Products to which such Net Sales apply. If such Product is only sold in Premium Delivery Systems during the applicable reporting period, then the "Net Sales" of the Product sold in Premium Delivery Systems shall be determined by multiplying the "Net Sales" of the Premium Delivery System containing such Product calculated pursuant to subparagraph (a) above by a fraction (A) the numerator of which shall be the standard, fully-burdened manufacturing cost of the Product and
                           (B) the denominator of which shall be the standard, fully-burdened manufacturing cost of all of the ingredients and components of the Premium Delivery System (including such Product). As used herein, "Premium Delivery System" means any drug delivery system product which comprises a drug or drugs along with a device(s), equipment, instrumentation, or other components (but not solely containers or packaging) designed to accomplish or assist in the non-oral administration of such drug(s) and thereby enhance the value of such drug(s), including but not limited to the Abbott ADD-Vantage(R)System.

         1.29 "Patent Rights" shall mean (a) all patent applications filed anywhere in the Territory by either party or their Affiliates having claims relating to a Product, Abbott Derivative Compound or ArQule Compound, or the process of manufacture or use thereof, together with any patents issuing therefrom (including but not limited to Composition of Matter Patents), and (b) all divisions, continuations, continuations-in-part, reexaminations, reissues, additions, renewals and extensions of such patent applications and patents. Patent Rights owned by Abbott shall be referred to as "Abbott Patent Rights", Patent Rights owned by ArQule shall be referred to as "ArQule Patent Rights", and Patent Rights owned by ArQule and Abbott jointly shall be referred to as "Joint Patent Rights", with ownership of Patent Rights to be determined in accordance with United States patent laws and practice.



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         1.30 "Phase III Studies" shall mean a program of clinical studies approved by the FDA or other equivalent national or supranational regulatory agencies outside of the United States which, if successfully completed to the satisfaction of the FDA or equivalent agencies outside of the United States, is intended to enable the sponsor of the studies to file an NDA and/or other equivalent applications for Regulatory Approval (as defined below).

         1.31 "Product" shall mean any product containing an Abbott Derivative Compound or an ArQule Compound.

         1.32 "R & D Committee" shall mean the Research and Development Committee established by the parties pursuant to Article 3.

         1.33 "R & D Plan" shall mean the twelve (12) month rolling plan of ArQule research and development activities to be developed by the R & D Committee pursuant to Article 3.

         1.34 "R & D Program" shall mean the research and development program funded by Abbott at ArQule as described in Article 3.

         1.35 "Regulatory Approval" shall mean all governmental approvals required to market and sell a Product in any given country or multinational region in the Territory (e.g., the European Union), including but not limited to, product registrations, medical approvals, and price/marketing approvals.

         1.36 "Research Term" shall mean the two (2) year program of collaborative research by Abbott and ArQule hereunder, which may be extended by Abbott pursuant to Section 2.3 for up to three (3) additional successive one (1) year periods.

         1.37 "Reserved Array(s)" shall mean one (1) or more Active ArQule Array(s) for which Abbott exercises a Target Reservation (as defined below) in accordance with the procedures set forth in Section 5.5.

         1.38 "Royalty Term" shall mean, with respect to each Product in each country of the Territory where Abbott's obligation to pay royalties pursuant to
Section 6.3 is in effect, the period of time commencing with the first commercial sale of such Product by Abbott, its Affiliates and/or sublicensees to an unrelated third party in such country and continuing until Abbott's obligation to pay royalties pursuant to Section 6.3 ceases in such country.

         1.39     "Target" shall have the meaning set forth in Section 5.5.

         1.40 "Target Reservation" shall mean an Abbott's designation of one (1) or more Active ArQule Arrays as Reserved Arrays for a specified Target pursuant to Section 5.5.

         1.41     "Territory" shall mean the entire world.

         1.42 "Valid Claim" shall mean a claim of an issued and unexpired Composition of Matter Patent which neither has been held unenforceable or invalid by a decision of a court or



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governmental agency of competent jurisdiction, unappealable or unappeased within the time allowed for appeal, nor has been admitted by the holder of the Composition of Matter Patent to be invalid or unenforceable through reissue, reexamination, disclaimer, abandonment or otherwise.

         Additional terms used in specific sections of this Agreement shall be defined in such sections.

                                    ARTICLE 2

                                  R & D PROGRAM


         2.1 ArQule Research and Development Activities. Under the direction of the R & D Committee, during the Research Term ArQule shall synthesize Abbott Derivative Compounds from Abbott Core Compounds and/or other Abbott Derivative Compounds supplied to ArQule by Abbott. ArQule shall deliver such Abbott Derivative Compounds to Abbott in a format suitable for use by Abbott in accordance with the R & D Plan, together with structure and purity information and such other information and documentation as Abbott may reasonably request concerning the structural changes ArQule has made to (a) Abbott Core Compounds to synthesize Abbott Derivative Compounds and/or (b) Abbott Derivative Compounds to synthesize further Abbott Derivative Compounds. Except as otherwise agreed by the parties or the R & D Committee, ArQule shall supply Abbott with all quantities of Abbott Derivative Compounds synthesized by ArQule. ArQule shall supply Abbott with mutually agreed upon quantities of each Abbott Derivative Compound in accordance with the R & D Plan, as determined by the R & D Committee, provided that Abbott has supplied ArQule with the necessary quantities of Abbott Core Compounds in accordance with the R & D Plan. ArQule shall conduct the research and development activities described in this Section in a good scientific manner and in compliance with all applicable federal, state and local laws and regulations.

         2.2 ArQule FTE Requirements. Unless otherwise agreed in writing by the R & D Committee or the parties, within thirty (30) days after the Effective Date and thereafter for the remainder of the Research Term, ArQule shall maintain a
minimum of    *    FTE scientists to perform research and development activities for Abbott Derivative Compounds and such other activities as the R & D Committee may designate in accordance with the R & D Plan. ArQule employees performing such activities shall be competent, reasonably qualified and adequately trained for their respective duties, and ArQule shall provide Abbott with such information and documentation as Abbott may reasonably request concerning the qualifications and job performance of such ArQule employees, as well as the time they spend performing such activities. The number of FTEs may be increased or decreased by mutual written agreement of the parties upon such terms as may be mutually agreed upon.

         2.3 Research Term. The Research Term shall commence on the Effective Date and continue for a period of two (2) Contract Years thereafter. In accordance with Section 2.4, Abbott may, at its option, extend the Research Term for up to three (3) additional Contract Years, exercisable one (1) Contract Year at a time, upon written notice to ArQule at least six (6) months prior to the then scheduled expiration of the Research Term.


                      * Confidential treatment has been
                        requested for marked portions

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         2.4 Research Term Payments. In consideration of the research and development activities to be performed by ArQule pursuant to Section 2.1, Abbott shall make the following payments to ArQule:

                  (a)      A technology access fee of      *      Dollars
                                * for the first two (2) Contract Years, payable within ten (10) business days of the Effective Date;

                  (b)      Additional technology access fees of      *
                           Dollars     *       per Contract Year for each
                           extension of the Research Term by Abbott pursuant to
                           Section 2.3, payable on the second, third and fourth anniversaries of the Effective Date, as applicable; and

                  (c)      Research and development funding of
                           *                Dollars      *       per Contract
                           Year, payable in semi-annual installments of
                                 *          Dollars     *      at the beginning
                           of the first and third Contract Quarters of each Contract Year, which funding is calculated at the
                           rate of          *           Dollars     *      per
                           ArQule FTE per Contract Year. ArQule shall use such funding to support its research and development activities hereunder.


                                    ARTICLE 3

                                 R & D COMMITTEE


         3.1 Establishment. The parties hereby establish an R & D Committee to monitor the ArQule research and development activities conducted under this Agreement.

         3.2 R & D Plan. The R & D Committee shall develop an initial R & D Plan covering the first twelve (12) months of the Research Term within thirty (30) days of the Effective Date and, thereafter for the remainder of the Research Term, shall update the R & D Plan to provide for a rolling twelve (12) month R & D Plan at least once per Contract Quarter. The R & D Plan shall contain performance goals for ArQule's research and development activities under Section 2.1, including but not limited to minimum numbers of Abbott Derivative Compounds to be developed from Abbott Core Compounds and supplied to Abbott, a timetable and budget for key research and development activities, and such other items as may be agreed upon by the R & D Committee. ArQule shall use commercially reasonable efforts to achieve the performance goals specified in the R & D Plan
 .

         3.3 Additional Responsibilities. In addition to developing and updating the R & D Plan pursuant to Section 3.2, the R & D Committee shall also have the following responsibilities during the Research Term: (a) monitoring ArQule's research and development activities in accordance with the R & D Plan, (b) recommending changes in the number of FTEs and Abbott's level of research and development funding, if necessary or appropriate to accomplish the objectives of the R & D Plan, provided that any such changes shall require the prior written


                      * Confidential treatment has been
                        requested for marked portions

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approval of both parties, and (c) reporting the status of ArQule's research and development activities hereunder to both parties at least once per Calendar Quarter.

         3.4 Membership. The R & D Committee shall consist of six (6) members, with three (3) members being appointed by each party. The initial R & D Committee members are:

                  Abbott Members                            ArQule Members
                  -----------------                         --------------------

                  1. Alan Rosenthal                         1. Joseph Hogan, Jr.
                  2. Jake Plattner                          2. David Coffen
                  3. Thomas Sowin                           3. Robert Zambias


Each party may remove and replace its R & D Committee members at any time, without cause, upon written notice to the other party. An alternate member designated by a party in writing shall be entitled to vote only in the absence of a permanent member designated by such party. All references to "members" in this Agreement refer to the permanent members of the R & D Committee and any alternate member when acting in the place of a permanent member, unless the context requires otherwise.

         3.5 Actions. Any action or decision by the R & D Committee must be approved by a majority of the members present at a duly convened meeting of the R & D Committee, including at least one (1) member appointed by each party, or, pursuant to Section 3.8, approved by written consent of a majority of the members, including at least one (1) member appointed by each party. If the R & D Committee cannot agree on a particular matter within the scope of its responsibilities, the matter shall be submitted for dispute resolution in accordance with Article 12.

         3.6 Meetings. The R & D Committee shall meet within thirty (30) days after the Effective Date and, thereafter for the remainder of the Research Term, according to a schedule of regular meetings established by the members of the R & D Committee. In no event, however, shall the R & D Committee meet less frequently than once every Contract Quarter during the Research Term. Additional meetings of the R & D Committee may be called by any two (2) members, one (1) of which shall have been appointed by each party. Notice of the date, time and place of each regular or additional meeting and a proposed agenda for the meeting shall be provided to the members, when practicable, at least fifteen
(15) days prior to the scheduled date of the meeting (unless notice is waived in writing by a member or party).

         3.7 Locations of Meetings. Except as otherwise provided in Section 3.8 or as otherwise mutually agreed by the parties, the regular and additional meetings of the R & D Committee shall alternate between the principal business locations of each party.

         3.8 Conduct of Meetings. Any regular or additional meeting of the R & D Committee may be conducted in person or by telephone conference. The R & D Committee may act without a meeting if prior to such action a written consent to the action is signed by a majority of the members, including at least one (1) member appointed by each party. Minutes reflecting actions taken at meetings shall be maintained at a mutually agreed upon location, together with any other



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books and records of the R & D Committee, and such minutes shall be distributed to the parties upon request.

         3.9 Cooperation of Parties. Each party shall furnish to the R & D Committee all information and documentation that are reasonably required for purposes of this Agreement, which disclosures shall be subject to the confidentiality obligations specified in Section 8.1. In addition, it is anticipated that the parties will engage in frequent informal communications regarding the research and development activities conducted under this Agreement.

         3.10 Visits to ArQule Facilities. R & D Committee members shall have the right to visit the facilities where ArQule's research and development activities hereunder are being conducted at any time during ArQule regular business hours upon reasonable prior notice. Other Abbott representatives may also visit such facilities upon reasonable prior notice with ArQule's prior written consent, which consent shall not be unreasonably withheld. Abbott shall bear its own expenses relating to visits to such facilities by its representatives.

                                    ARTICLE 4

                ABBOTT COMPOUND OWNERSHIP AND FURTHER DEVELOPMENT


         4.1 Ownership of Abbott Core Compounds. All Abbott Core Compounds supplied to ArQule hereunder shall be the sole and exclusive property of Abbott, except to the extent of any rights held by third parties who have licensed or supplied Abbott Core Compounds to Abbott. ArQule shall not acquire any licenses or intellectual property rights in or relating to Abbott Core Compounds hereunder, and ArQule, its Affiliates, employees and agents shall execute such documents and take such other actions as Abbott deems appropriate to establish or protect Abbott's proprietary rights in Abbott Core Compounds. With respect to any Abbott Core Compounds that are not proprietary to Abbott, ArQule's acceptance of such Abbott Core Compounds and synthesis of Abbott Derivative Compounds from such Abbott Core Compounds shall not preclude ArQule from: (a) entering into an agreement with a third party with respect to research, development and commercialization of such Abbott Core Compounds if they are lawfully in the possession of such third party or (b) having an internal ArQule program (including programs with academic collaborators) concerning the research, development and commercialization of such Abbott Core Compounds, provided that ArQule does not use any Abbott Confidential Information (as defined in Section 8.1 ) in connection with such research, development and commercialization pursuant to (a) or (b) above.

         4.2 Ownership of Abbott Derivative Compounds. All Abbott Derivative Compounds synthesized by ArQule, its Affiliates or contractors hereunder shall be the sole and exclusive property of Abbott, except to the extent of any rights held by third parties who have licensed or supplied Abbott Core Compounds to Abbott. Ownership of intellectual property rights in or relating to Abbott Derivative Compounds shall be determined in accordance with Article 10. ArQule hereby grants Abbott a worldwide, royalty-free, irrevocable, exclusive license (with the right to sublicense) under any ArQule Patent Rights and Joint Patent Rights in or relating to any Abbott Derivative Compounds to make, have made, use, import, offer to sell, and sell any product that contains an Abbott Derivative Compound.



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         4.3 Further Research and Development Activities. Abbott may perform such further research and development activities on Abbott Compounds as Abbott deems appropriate in its sole discretion. Except for payments of royalties and milestone payments on Abbott Derivative Compounds pursuant to Article 6, Abbott shall have no obligations to ArQule with respect to Abbott Compounds hereunder.

                                    ARTICLE 5

                ARQULE COMPOUND RESEARCH AND DEVELOPMENT LICENSES

         5.1 Delivery of ArQule Arrays. During the Array Transfer Period, ArQule
shall deliver to Abbott    *    ArQule Arrays per Contract Year. ArQule may,
at its option, also deliver to Abbott additional ArQule Arrays. ArQule shall select the ArQule Arrays to be delivered to Abbott hereunder and the ArQule Cole Compounds within each such ArQule Array, provided that each ArQule Core Compound shall appear only once in any ArQule Array delivered to Abbott hereunder. Except as otherwise agreed by Abbott, ArQule shall supply Abbott with a minimum
quantity of      *        of each ArQule Compound in such ArQule Arrays or
* percent ( * ) of the material synthesized by ArQule of each ArQule Compound in such ArQule Arrays, whichever is less. ArQule acknowledges that it is its
intention to synthesize approximately           *            of each ArQule Core
Compound, whenever ArQule determines that synthesis of such quantities of ArQule Core Compounds is chemically feasible and commercially reasonable. ArQule shall conduct the research and development activities described in this Section in a good scientific manner and in compliance with all applicable federal, state and local laws and regulations.

         5.2 Screening of ArQule Compounds. During the Array Screening Period, Abbott shall have the right, either directly or through Abbott's Affiliates or third party contractors selected by Abbott, to perform such testing and analytical work as Abbott deems appropriate on ArQule Core Compounds received hereunder, provided that Abbott shall have the right to perform composition and structural analysis only after Abbott's receipt of confirmed chemical composition and structure and purity information pursuant to Section 5.3, and further provided that Abbott shall not perform significant derivitization work on ArQule Core Compounds until Abbott makes a Target Reservation for the ArQule Array containing such ArQule Core Compounds pursuant to Section 5.5. The parties agree that "significant derivitization work" shall mean any derivitization work beyond that which is reasonably necessary to allow Abbott to determine whether an ArQule Core Compound is sufficiently amenable to chemical modification to warrant the exercise of a Target Reservation by Abbott.

         5.3 Identification of ArQule Compounds. Upon Abbott's written request at any time during the Array Screening Period, ArQule shall provide Abbott with the confirmed chemical composition and structure and purity information for any Active ArQule Compound in an ArQule Array upon presentation by Abbott of reasonably sufficient documentation of the biological activity for which Abbott is testing. Prior to revealing such documentation to ArQule, Abbott shall remove any reference to the type of biological activity detected and the assay used, and Abbott shall not identify in any other manner such biological activity or assay except in accordance with Section 5.4. Upon Abbott's written request, ArQule shall also provide Abbott with the confirmed chemical composition and structure and purity information for additional




                      *  confidential treatment has been
                         requested for marked portions

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ArQule Compounds in the ArQule Array that contains the Active ArQule Compound, but only if such ArQule Compounds exhibit biological activity less than or equal to the Active ArQule Compound.

         5.4      Additional Quantities of ArQule Compounds.

         (a) ArQule Obligations. During the Array Transfer Period, ArQule shall provide Abbott with reasonable additional quantities of Active ArQule Compounds for which Abbott has received confirmed chemical composition and structure and purity information under Section 5.3. Such Active ArQule Compounds shall be synthesized by ArQule in the course of the R & D Program. Abbott may elect to obtain reasonable additional quantities of Active ArQule Compounds from ArQule for up to twelve (12) months after the expiration of the Array Transfer Period upon written notice to ArQule which is received at least ninety (90) days prior to such expiration. In this
                  event, Abbott shall pay ArQule the amount of       *
                          Dollars     *      per ArQule FTE per year, up to a
                  maximum of     *       FTEs in four (4) equal quarterly
                  installments, with the first installment due upon the expiration of the Array Transfer Period and each subsequent installment due every three (3) months thereafter. ArQule shall provide the Abbott-funded FTE scientists to supply Abbott with reasonable quantities of Active ArQule Compounds, as requested by Abbott. Abbott may discontinue this resupply program upon ninety (90) days prior written notice to ArQule; provided, however, that any payments previously received by ArQule under this Section shall be nonrefundable.

         (b) Suspension of ArQule Obligations. Notwithstanding anything to the contrary set forth herein, if ArQule believes Abbott has failed to pay ArQule all or any portion of research and development funding payments due under Section 2.4 or FTE funding payments due under Section 5.4(a), ArQule may, at its option, provide Abbott with ten (10) business days prior written notice stating the amount ArQule believes Abbott owes, which amount shall be calculated using the amounts and per FTE rates specified in Sections 2.4 or 5.4(a), as applicable ("Disputed Amount"), and (ii) ArQule's intention to suspend performance of its obligations pursuant to Section 5.4(a) pending receipt of the Disputed Amount. If Abbott pays ArQule the Disputed Amount within the ten (10) business day notice period, ArQule shall not suspend such performance, provided that such payment by Abbott shall not preclude Abbott from initiating dispute resolution proceedings pursuant to Article 12 to seek a refund of any portion of the Disputed Amount that Abbott believes was not owed to ArQule hereunder. If Abbott does not pay ArQule the Disputed Amount within the ten (10) business day notice period, ArQule may suspend such performance pending receipt of the Disputed Amount.

         5.5      Target Reservations and Reserved Arrays.

         (a) Determination of a Target. In the event that Abbott desires to make a Target Reservation for one (1) or more Active Arrays, Abbott shall provide written




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                  notice to ArQule of the Active Array(s) of interest, the
                  identity of the Active ArQule Compound(s) therein, the type of biological activity detected, and the assay in which the activity was detected.

                  (i) Specific Target. If the type of activity and the detection assay reveal a probable interaction of the Active ArQule Compound(s) with a specific, identified biomolecule (such as a protein, polynucleotide, carbohydrate, lipid, or any combination thereof), then the term "Target" shall mean that specific biomolecule and any related biomolecules that (A) exhibit substantial structural homology with the identified biomolecule, as measured by the degree of similarity in the primary structure (i.e., amino acid sequence, nucleotide sequence, monosaccharide linkages) and secondary structure (i.e., three-dimensional structure) and (B) perform a substantially similar function as the identified biomolecule.

                  (ii) General Target. In all other cases, the term "Target" shall mean the narrowest definable element of an observed biological activity in a non-specific assay (i.e., an in vitro assay based on use of membranes, whole cells, or specific animal tissues), as customarily used for lead screening purposes by Abbott, subject to further reduction in scope based on the extent to which ArQule would be unreasonably precluded from (A) granting rights to third parties to use the Active Array(s) with specific, identified biomolecules and (B) using the Active Array(s) in an internal ArQule program (including programs with academic collaborators) with specific, identified biomolecules. Based on the criteria set forth in (i) and (ii) above, the parties shall determine in good faith the exact scope of the Target by mutual written agreement, subject to modification from time to time during the License Option Period in the same manner. With respect to Specific Targets, the parties shall make such modifications as may be reasonably necessary to provide Abbott with substantially equivalent biological Target coverage. During the Research Term, the R & D Committee shal; determine the scope of the Target. After the expiration or termination of the Research Term, the parties shall each designate one (1) or more authorized representatives to meet at least once per Contract Quarter to review and update the scope(s) of the Target(s) .

         (b) Designation of Reserved Arrays. Subject to availability, as described below, Abbott may make Target Reservations by designating any Active Arrays as Reserved Arrays for specified Targets up to a maximum of six (6) Target Reservations at any time during the Array Screening Period. All such Target Reservations shall expire upon expiration of the License Option Period, unless earlier terminated as provided in this Agreement. An Active Array shall be available for designation as a Reserved Array for a Target unless ArQule can reasonably demonstrate to Abbott that ArQule has previously committed the Active Array to (i) a bona fide, documented external program on the same Target or (ii) a bona fide, documented internal ArQule program (including programs with academic collaborators) on the same Target. During the Array Screening Period, Abbott may, upon ten (10) days prior written notice to ArQule, relinquish its rights in Reserved Arrays for up to four (4) Target Reservations, in exchange





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
                  for the right to designate Reserved Arrays with respect to one
                  (1) substituted Target Reservation for each relinquished Target Reservation. In such event, Abbott shall grant ArQule a royalty-free, world-wide, irrevocable, exclusive license (with the right to sublicense) under all then-existing and subsequently created Abbott Patent Rights claiming ArQule Compounds derived from ArQule Core Compounds in the relinquished Reserved Arrays to make, have made, use, import, sell and offer to sell such ArQule Compounds.

         (c) Effect of Target Reservation. For as long as each Target Reservation is in effect, Abbott shall have the exclusive right to derivatize ArQule Derivative Compounds from Active ArQule Compounds in Reserved Arrays and to conduct such synthesis, testing and analytical work as Abbott deems appropriate relating to such ArQule Derivative Compounds for use with the Target, including but not limited to composition and structural analysis. Such exclusive right shall be in effect from the date Abbott exercises each Target Reservation until the end of the License Option Period, but only so long as the Target Reservation remains in effect. Abbott may elect to conduct synthesis, testing and analytical work relating to ArQule Derivative Compounds itself or to have such work conducted by Abbott Affiliates or contractors or, during the Array Transfer Period, by ArQule pursuant to the R & D Program.

         (d) Maintenance of Target Reservations. For each Target Reservation, Abbott shall maintain an active development program for at least one (1) Active ArQule Compound in any Reserved Array for the relevant Target. Abbott shall have maintained such an active program if Abbott commits to the program at least Three Million Dollars ($3,000,000) FTE synthetic chemists at either Abbott or ArQule.

         (e) Conflicting Target Reservations. If a third party or ArQule itself, under a bona fide, documented internal ArQule program (which may or may not involve an academic collaborator) originated without use of or reference to Abbott Confidential Information, desires to reserve a Reserved Array subject to an Abbott General Target Reservation for a third party or ArQule Specific Target Reservation or more narrowly defined General Target Reservation and the requested third party or ArQule Target Reservation, in ArQule's determination, actually or potentially conflicts with Abbott's General Target Reservation, then ArQule shall provide Abbott with written notice of such actual or potential conflict within thirty (30) days of ArQule's discovery thereof.

                  (i) ArQule shall include in such notice the proposed Specific Target or narrower General Target definition desired to be reserved by such third party (if ArQule is legally permitted to make such disclosure) or ArQule. Within ten (10) business days of Abbott's receipt of such notice containing the proposed Specific Target or narrower General Target definition, Abbott shall, at its option: (A) accept the proposed third party or ArQule Target Reservation as Abbott's new Target Reservation and release the remainder of Abbott's original General Target Reservation; (B) retain Abbott's original General Target Reservation excluding the proposed third party or ArQule Target Reservation; (C) retain Abbott's





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
                  original General Target Reservation on a semi-exclusive basis with the third party or ArQule with respect to the portion of Abbott's original General Target Reservation that conflicts with the proposed third party or ArQule Target Reservation and on an exclusive basis for the remainder of Abbott's original General Target Reservation; or (D) negotiate in good faith to redefine Abbott's General Target Reservation so as to resolve the area of conflict, provided that if the parties are unable to agree on a redefined Abbott General Target Reservation within thirty (30) days, the matter shall be resolved by Scientific Dispute Resolution ("SDR") proceedings as set forth in Exhibit B. In any SDR proceedings pursuant to this Section 5.5(e)(i), if the neutrals in such SDR proceedings determine that an actual conflict exists between Abbott's original General Target Reservation and the proposed third party or ArQule Target Reservation, then Abbott shall at a minimum be allowed to retain semi-exclusive rights to the portion of its original General Target Reservation that conflicts with the proposed third party or ArQule Target Reservation .

                  (ii) If ArQule is not legally permitted to disclose the proposed Target Reservation definition desired to be reserved by a third party, ArQule shall arrange for such dispute to be resolved by SDR proceedings as set forth in Exhibit B. In any SDR proceedings pursuant to this Section 5.5(e)(ii), if the neutrals in such SDR proceedings determine that an actual conflict exists between Abbott's original General Target Reservation and the proposed third party Target Reservation, then Abbott shall at a minimum be allowed to retain semi-exclusive rights to the portion of its original General Target Reservation that conflicts with the proposed third party Target Reservation.

         5.6      License Rights.

                  (a) Exercise of Option. Subject to availability, as described below, Abbott shall have the option to
                           license a total of     *      Licensed Compound Sets
                           under the terms of this Agreement. Abbott may exercise such license options upon written notice to ArQule at any time within the License Option Period, whereupon the parties shall determine the compounds comprising the Licensed Compound Set, in accordance with the following procedures:

                                    (i) Abbott shall identify to ArQule a single
                                    ArQule Compound that Abbott has designated a "PPCC posttoxicity" compound under Abbott's then standard internal procedures ("Licensed Set Core"). The Licensed Set Core shall be identical to or derived from an Active ArQule Compound in a Reserved Array. The Licensed Set Core shall be included in the Licensed Compound Set.

                                    (ii) The other ArQule Compounds comprising the Licensed Compound Set shall satisfy both of the following criteria:





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
                  (A)      The ArQule Compound shall exhibit at least    *
                           percent  *   homology with the Licensed Set Core (as
                           measured by a widely accepted and used software program, such as Daylight).

                  (B) The ArQule Compound shall exhibit biological activity against the Target when the ArQule Compound is
                           present at a concentration of      *      or less in
                           the relevant assay, or such higher concentration level demonstrating significant biological activity against the Target as the parties may mutually agree upon.

                  (iii) The ArQule Compound shall be available for inclusion in the Licensed Compound Set unless ArQule can reasonably demonstrate to Abbott that ArQule has previously committed the ArQule Compound to (A) a bona fide, documented external program involving the same ArQule Compound or (B) a bona fide, documented, internal program (including programs with academic collaborators) involving the same ArQule Compound.

                  (b) License Grant. ArQule hereby grants Abbott a worldwide, royalty-bearing license (with the right to sublicense) under ArQule Patent Rights to make, have made, use, import, offer to sell, and sell in the Abbott Field any Products that incorporate any ArQule Compound in any of the Licensed Compound Sets. Such license grant shall be exclusive to the extent that ArQule may legally grant an exclusive license to Abbott; otherwise, ArQule shall grant Abbott a license with the greatest degree of exclusivity that ArQule may legally grant.

                  (c) Diligence Requirements. Abbott shall maintain an active clinical development program on at least one (1) ArQule Compound in each Licensed Compound Set. Abbott shall have maintained such an active program if Abbott expends at least
                        *      Dollars     *      per year in direct costs
                  (including, but not limited to, costs attributable to external services or material contracts) relating to clinical development of one (1 ) or more ArQule Compounds within the Licensed Compound Set during the period commencing on the date upon which the Licensed Compound Set is determined and ending on the date upon which Abbott makes a milestone payment to ArQule pursuant to Section 6.1 (a) for the initiation of Phase III Studies for an ArQule Compound within the Licensed Compound Set; provided, however, that this obligation shall be suspended for a period not to exceed twelve (12) months during any period that clinical trials are delayed or suspended because of an unexpected negative result occurring for reasons beyond the control of Abbott. If clinical trials are delayed or suspended because of such unexpected negative result for a period in excess of twelve (12) months, the parties shall in good faith negotiate appropriate modifications to Abbott's due diligence obligations under this Section.




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
         5.7      License from Abbott. Abbott hereby grants ArQule:

                  (a) a worldwide, royalty-free, non-exclusive license (with the right to sublicense) under any Composition of Matter Patents relating to ArQule Compounds that are included within the Abbott Patent Rights to make, have made, use, import, offer to sell, and sell any ArQule Compounds in the ArQule Field, and
                  (b) a worldwide, royalty-free, exclusive license (with the of right to sublicense) under any Abbott Patent Rights relating to ArQule Compounds that are not Composition of Matter Patents to make, have made, use, import, offer to sell, and sell any ArQule Compounds in the ArQule Field, excluding in each case Abbott Patent Rights relating to ArQule Compounds in any Licensed Compound Set that are under active clinical development by Abbott.

         5.8 Synthetic Support. During the Array Screening Period, at no cost to Abbott, ArQule shall provide Abbott with reasonable technical support relating to the synthesis of ArQule Derivative Compounds. Such technical support shall be in the form of consultation and advice only, and shall not include any on-site instruction or the performance of any chemical synthesis.

         5.9 Further Development and Regulatory Approvals. Abbott shall have the sole discretion to determine which Licensed Final Compounds and Products, if any, to develop or market, or to continue to develop or market, as well as those Licensed Final Compounds and Products for which Regulatory Approvals may be sought, and when, where, how and on what terms and conditions to market such Licensed Final Compounds and Products in the Territory. All Regulatory Approvals for Licensed Final Compounds and Products shall be owned solely by Abbott.

         5.10 Agreements With Third Parties. The parties acknowledge and agree that ArQule may make ArQule Arrays available to third parties in addition to Abbott for screening and analytical work and possible further research and development work. If ArQule enters into an agreement with any third party and the general terms of such agreement relating to ArQule Arrays are substantially similar to the terms of this Agreement relating to ArQule Arrays, except that the financial terms of such third party agreement relating to ArQule Arrays, considered in the aggregate, are more favorable than the financial terms relating to ArQule Arrays under this Agreement, then Abbott may, at its option, elect to substitute the financial terms of such third party agreement relating to ArQule Arrays for the financial terms of this Agreement relating to ArQule Arrays in their entirety.

         5.11 Other ArQule Compounds. ArQule acknowledges and agrees that Abbott shall have the right to commercially develop, market and sell ArQule Derivative Compounds synthesized by Abbott that are (a) not included in any Licensed Compound Set and (b) not covered by any ArQule Patent Rights, subject to Abbott's obligation to pay royalties and milestone payments to ArQule pursuant to Article 6. Abbott acknowledges and agrees that ArQule makes no warranties with respect to such ArQule Derivative Compounds.




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
                                    ARTICLE 6

                         MILESTONE AND ROYALTY PAYMENTS


         6.1 Milestone Payments. In consideration of ArQule's entering into this Agreement and the rights and licenses granted by ArQule to Abbott hereunder, Abbott shall pay ArQule the following milestone payments with respect to each Abbott Derivative Compound and ArQule Compound commercially developed by Abbott hereunder:

(a)           *       Dollars     *      , payable within thirty (30) days after
                                  *                   with respect to each
         Abbott Derivative Compound and ArQule Compound anywhere in the
         Territory;

(b)           *       Dollars     *      , payable within thirty (30) days after
         FDA acceptance of the initial NDA for each Abbott Derivative Compound and ArQule Compound filed by Abbott;

(c)           *        Dollars    *        , payable within thirty, (30) days
         after



                                      *



(d)           *      Dollars     *      , payable within thirty (30) days after


                                      *                                  and


(e)           *     Dollars      *     , payable within thirty (30) days after


                                      *


         6.2 No Multiple Milestone Payments. If Abbott determines, in its business judgment, to commercially develop and/or seek Regulatory Approval of a different Abbott Derivative Compound or a different ArQule Compound in substitution of an Abbott Derivative Compound or ArQule Compound for which Abbott has paid one (1) or more milestone payments pursuant to Section 6.1, then Abbott shall not be required to pay the same milestone payment(s) for the substituted Abbott Derivative Compound or ArQule Compound, as applicable (e.g.,
if Abbott has paid the     *      milestone payment referenced in Section 6.1
(a) after                *               with respect to Compound A and then
Abbott subsequently substitutes Compound B for Compound A, Abbott shall have no
obligation to pay a second    *     milestone payment for                 *
        with respect to Compound B. However, Abbott would still be obligated to make the milestone payments referenced in Section 6.1 (b)-(e) for Compound B, if applicable).


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
         6.3 Royalty Rates and Payments. In further consideration of the rights and licenses granted to Abbott hereunder, Abbott shall pay ArQule royalties on Net Sales at the following royalty rates:

         (a) For Products for which a Valid Claim is in effect, for as long as a Valid Claim is in effect on a country-by-country basis, Abbott shall pay royalties as follows:

          (i)     For Products containing Abbott Derivative Z Compounds (but not
                  containing ArQule Compounds),        *         percent
                       *     of Net Sales during each calendar year; and


         (ii)     For Products containing ArQule Compounds (or both ArQule
                  Compounds and Abbott Derivative Compounds),  *   percent  *
                  of Net Sales during each calendar year.

         (b) For Products other than Products referenced in Section 6.3(a) which contain ArQule Compounds as a therapeutically active ingredient and for which no Valid Claim held by ArQule is in effect, Abbott shall pay ArQule royalties at
the rate of   *     percent  *    of Net Sales during each calendar year for a
period of ten (10) years from the date of the first commercial sale of each such Product in the United States, or any European Union member country, or Japan; provided, however, that Abbott shall have no obligation to pay royalties or milestone payments pursuant to this Article 6 if the ArQule Compound in question is an ArQule Derivative Compound that was first actually synthesized after the seventh anniversary of the Effective Date.

         6.4 Lump Sum Royalty Payment. In addition to royalty payments pursuant to Section 6.3, with respect to any Products containing an ArQule Compound as a therapeutically active ingredient, Abbott shall pay ArQule a lump sum royalty
payment of        *           Dollars      *        , payable within sixty (60)
days after the end of the first calendar year during the Royalty Term in which
Net Sales of any such Product are greater than      *      Dollars
       * This lump sum royalty payment shall be payable only once per Product during the term of this Agreement (i.e., no such payments shall be due during any subsequent calendar years in which Net Sales of the same Product are
greater than       *

         6.5 Certain Compounds Previously in Abbott's Possession. Notwithstanding anything to the contrary set forth herein, Abbott shall have no obligation to pay ArQule royalties or milestone payments pursuant to this
Article 6 with respect to any ArQule Core Compounds or Abbott Derivative Compounds that were in Abbott's possession (either by independent development or acquisition from a third party) prior to receipt thereof from ArQule, as evidenced by competent written records that Abbott presents to ArQule within sixty (60) days after Abbott's receipt of the chemical composition and structure of such ArQule Core Compounds or Abbott Derivative Compounds from ArQule.

         6.6 Royalty Reports and Payments. Commencing with the first Calendar Quarter in which Abbott, its Affiliates or sublicensees make the first commercial sale of any Product in the Territory, Abbott shall provide ArQule with a written report of Net Sales for each Product on a Product-by-Product, country-by-country basis within forty-five (45) days after the last day of



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
March, June, September and December for royalties accruing on Net Sales in the United States during the three (3) preceding calendar months and within seventy-five (75) days after the last day of February, May, August and November for royalties accruing on Net Sales in the Territory outside of the United States during the three (3) preceding calendar months. Concurrently with the submission of each such written report, Abbott shall pay or cause to be paid to ArQule the total amount of royalties shown to the due thereon.

         6.7 Currency. Abbott shall make all milestone and royalty payments to ArQule pursuant to this Article 6 in U.S. Dollars. Royalty payments earned shall be first determined by Abbott in the currency of the country where the Net Sales were made and then converted by Abbott directly to its equivalent in U.S. Dollars. The rates of exchange for converting the currencies involved to U.S. Dollars as quoted by the Statistical Market Letter published by International Reports, Inc. as Foreign Exchange Rates quoted in New York as market rate (bid) on the last business day of the quarterly period in which the royalty payments were earned shall be used by Abbott to determine such conversion rates.

         6.8 No Royalties Payable Between Affiliates. No royalties shall be payable to ArQule on sales between Abbott, its Affiliates or sublicensees, or between Abbott Affiliates and sublicensees.

         6.9 No Multiple Royalties. No multiple royalties shall be payable because any Product, its manufacture, import, use, offer for sale, or sale is or shall be covered by multiple patents.

         6.10 Sole License Payments; Fully Paid-up License. The parties acknowledge and agree that the milestone payments under Section 6.1 and the royalty payments under Sections 6.3 and 6.4 are the sole payments which may become due and owing by Abbott to ArQule in consideration for the license rights and other rights granted to Abbott by ArQule under Sections 4.2, 5.5(c), 5.6, and 5.11. Except as otherwise expressly provided herein, upon expiration of the Royalty Term for each Product such license rights and other rights shall become fully paid-up and irrevocable.

                                    ARTICLE 7

                           PAYMENTS, BOOKS AND RECORDS


         7.1 Method of Payment. Payments by Abbott to ArQule under this Agreement shall be made, at Abbott's option, either by check or by bank wire transfer to the address or bank account designated by ArQule.

         7.2 Books and Records. Each party shall maintain complete and accurate financial books and records in accordance with United States generally accepted accounting principles, consistently applied and in sufficient detail to allow verification of any amounts subject to payment or reimbursement hereunder, including without limitation the calculation of Net Sales. Each party shall retain such records at its principal place of business for three (3) years or such other period as the parties may agree in writing.

         7.3 Audit Rights. Upon the written request of either party (but not more frequently than once in any calendar year), the requesting party may retain an independent certified public accountant, subject to approval by the other party (which approval shall not be unreasonably withheld), to review such records of the other party to verify the accuracy of the payments made or payable hereunder. Such accountant shall be required to execute a confidentiality agreement in a form reasonably acceptable to the audited party and shall report to the auditing party (with a copy to the audited party) only the amount of any underpayment or overcharge. Within ten (10) business days after completion of such review, the parties shall reconcile any underpayment or overcharge. The auditing party shall pay the cost of any review of records conducted at its request under this Section, except that the audited party shall bear such cost if the audit reveals an underpayment of ten percent (10%) or greater. Such audit rights may be exercised by the parties only with respect to records of the other party for the current calendar year and the preceding two
(2) calendar years.

                                    ARTICLE 8

              CONFIDENTIALITY, PUBLICITY AND PROPRIETARY MATERIALS


         8.1 Confidentiality. During the term of this Agreement and for a period of seven (7) years thereafter, each party (as such, a "Receiving Party") shall keep in confidence any information and/or documentation received from or on behalf of the other party (as such, a "Furnishing Party") that is in written or tangible form and marked or otherwise identified as confidential or proprietary or, if originally disclosed orally or visually, that is reduced to a written document marked or otherwise identified as confidential or proprietary within sixty (60) days of oral or visual disclosure ("Confidential Information"), and the Receiving Party shall use the Confidential Information only for purposes of this Agreement. Abbott Confidential Information shall also include, but is not limited to, any information disclosed to ArQule concerning Abbott Compounds, Targets and ArQule Arrays that Abbott has reserved or requested to reserve, and targets for which Abbott is or may be screening Abbott Compounds. ArQule Confidential Information shall also include, but is not limited to, any information disclosed to Abbott concerning the identity of ArQule Compounds or the commitment of any ArQule Compounds or ArQule Arrays to a third party or an internal ArQule program. Except as expressly provided in this Agreement, the Receiving Party shall not at any time use or permit others to use any Confidential Information for any purposes, except as may be necessary for the Receiving Party to perform its obligations hereunder. The foregoing obligations shall not apply to, and the definition of "Confidential Information" does not include:

         (a) information that was already in the public domain or subsequent to disclosure to the Receiving Party becomes part of the public domain other than through the fault of the Receiving Party;

         (b) information that was rightfully known by the Receiving Party (as evidenced by its written records) prior to the date of disclosure by or on behalf of the Furnishing Party in connection with this Agreement;

         (c) information that was received by the Receiving Party without restriction of confidentiality from a third party having a lawful right to disclose the same to the Receiving Party;

         (d) information that the Receiving Party believes in good faith is required to be disclosed to comply with any applicable law, regulation or order of a government authority or court of competent jurisdiction (including, but not limited to, any disclosures required by the FDA or any foreign equivalent thereof and any securities laws applicable to a Receiving Party), in which event the Receiving Party shall use commercially reasonable efforts to advise the Furnishing Party in advance of the need for such disclosure; or

         (e) information that is independently developed by or for the Receiving Party (as evidenced by its written records) by employees, agents or contractors of the Receiving Party who have not had access to Confidential Information.

         Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information to its employees, agents, and contractors to the extent reasonably necessary for the performance of this Agreement, provided that such recipients are subject in writing to obligations of confidentiality and non-use with respect to such information to substantially the same extent as the Receiving Party is obligated hereunder. Further, Abbott may disclose relevant ArQule Confidential Information to appropriate government authorities without the necessity of obtaining ArQule's approval to the extent Abbott deems it necessary or appropriate in connection with its applications for Regulatory Approvals anywhere in the Territory, provided that Abbott shall use commercially reasonable efforts to consult with ArQule at least thirty (30) days prior to such disclosure in order to provide ArQule with an opportunity to comment on (i) the content, form and necessity of such disclosures and (ii) any potential effect of such disclosures on ArQule Patent Rights and Joint Patent Rights, as well as to provide ArQule with an opportunity to seek confidential treatment, if available, of the ArQule Confidential Information to be disclosed.

         8.2 Publicity. Neither party shall use the name of the other party or reveal the terms of this Agreement in any publicity or advertising without the prior written approval of the other party, except that (a) either party may use the text of a written statement approved in advance by both parties without further approval, and (b) either party shall have the right to identify the other party and to disclose the terms of this Agreement as required by applicable securities laws or other applicable federal, state or local laws or regulations, provided that the disclosing party uses commercially reasonable efforts to notify the other party of such disclosures and to consult with the other party concerning the form and content of such disclosures prior to such disclosures.

         8.3      Proprietary Materials.

         (a) Definition of Proprietary Materials. "Proprietary Materials" shall mean any tangible chemical, biological, or physical research materials that are furnished by or on behalf of one party (as such, a "Transferor") to the other party (as such, a "Recipient") in connection with this Agreement regardless of whether such materials are specifically designated as proprietary to the Transferor in the case of biological materials, Proprietary Materials shall also include other materials ordinarily engendered by the original materials, including, for example, any progeny derived from a cell line (including naturally occurring mutants), monoclonal antibodies produced by hybridoma cells, DNA or RNA replicated from isolated DNA or RNA, recombinant proteins produced by a recombinant cell line, recombinant proteins produced through use of isolated DNA or RNA, and substances routinely purified from any source material included in the original materials. Proprietary Materials shall also include, without limitation, ArQule Compounds and Abbott Compounds exchanged by the parties under this Agreement. The Transferor shall furnish such Proprietary Materials, to the Recipient in a mutually acceptable form, including appropriate labelling and packaging.

         (b) Limited Use. The Recipient shall use Proprietary Materials solely for the purposes set forth in this Agreement. The Recipient shall use the Proprietary Materials only in compliance with all applicable national, federal, state and local laws and regulations. The Recipient assumes all liability for damages that may arise from the use, storage, or disposal of any Proprietary Materials, except for damages resulting from the Transferor's negligence, willful misconduct or breach of this Agreement.

         (c) Limited Disposition. Except as expressly authorized herein, the Recipient shall not transfer or distribute any Proprietary Materials to any third party without the prior written consent of the Transferor.

         (d) Survival. The obligations of this Section shall remain in effect during the term of this Agreement for a period of seven (7) years thereafter.

         8.4 Return of Confidential information and Proprietary Materials. Upon the termination of this Agreement, at the request of the Furnishing Party, the Receiving Party shall return to the Furnishing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of the Furnishing Party's Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one (1) copy of the Furnishing Party's Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement. Upon the termination of this Agreement, the Recipient shall at the instruction of the Transferor either destroy or return any unused Proprietary Materials of the Transferor.

                                    ARTICLE 9

                         REPRESENTATIONS AND WARRANTIES


Each party hereby represents and warrants to the other party as follows:

         9.1 Corporate Existence and Power. Such party (a) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, (b) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted, and (c) is in compliance with all requirements of applicable laws and regulations, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of such party and would not materially adversely affect such party's ability to perform its obligations under this Agreement.

         9.2 Authorization and Enforcement of Obligations. Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

         9.3 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such party in connection with the execution, delivery and performance of this Agreement have been obtained.

         9.4 No Conflict. The execution and delivery of this Agreement and the performance of such party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations and (b) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation of such party.

         9.5 Compliance with Laws. Such party shall perform its activities under this Agreement in compliance with all applicable national, federal, state and local laws and regulations.

         9.6 Patent Rights/Intellectual Property Infringement. To the best of its knowledge based upon reasonably diligent investigation, the issued patents included within its respective Patent Rights as of the Effective Date are and shall be valid and enforceable. Neither party represents or warrants to the other party that the exercise of the rights granted to the other party under this Agreement shall not infringe any patent rights of any third party (including, but not limited to, ArQule licensees).

                                   ARTICLE 10

                   OWNERSHIP AND PROSECUTION OF PATENT RIGHTS


         10.1 Abbott Core Compounds. Abbott may, at its own expense, take such actions as it deems appropriate with respect to the preparation, filing, prosecution, issuance, maintenance, extension, enforcement and/or defense of all Patent Rights in or relating to Abbott Core Compounds (including but not limited to defending infringement suits and pursuing third party infringers). All Patent Rights in or relating to Abbott Core Compounds shall be in Abbott's name and shall be owned solely by Abbott.

         10.2 Abbott Derivative Compounds. Abbott shall have sole control, at its expense, over the preparation, filing, prosecution, issuance, maintenance, extension, enforcement and/or defense of all Patent Rights in or relating to any Abbott Derivative Compounds. If any such Patent Rights constitute ArQule Patent Rights or Joint Patent Rights, Abbott shall use commercially reasonable efforts to consult with ArQule prior to any deadline or action with the

United States Patent and Trademark Office ("PTO") or any foreign patent office, and to furnish ArQule with copies of all relevant documents in advance of such consultation.

         10.3 ArQule Compounds. ArQule shall have sole control, at its expense, over the preparation, filing, prosecution, issuance, maintenance, extension, enforcement and/or defense of any ArQule Patent Rights in or relating to ArQule Compounds; provided that ArQule shall use commercially reasonable efforts to consult with Abbott prior to any deadline or action with the PTO or any foreign patent office, and to furnish Abbott with copies of all relevant documents in advance of such consultation. Abbott shall have sole control, at its expense, over the preparation, filing, prosecution, issuance, maintenance, extension, enforcement and/or defense of any Joint Patent Rights in or relating to ArQule Compounds; provided that Abbott shall use commercially reasonable efforts to consult with ArQule prior to any deadline or action with the PTO or any foreign patent office, and to furnish ArQule with copies of all relevant documents in advance of such consultation. Abbott shall have control, at its expense, over the preparation, filing, prosecution, issuance, maintenance, extension, enforcement and/or defense of any Abbott Patent Rights in or relating to ArQule Compounds.

         10.4 Waiver and Abandonment. If a party decides not to seek or maintain patent protection in any country for an invention for which such party controls the preparation and filing of a patent application and/or patent, and if such patent application and/or patent would constitute an ArQule Patent Right or a Joint Patent Right, the other party, at its expense, may assume responsibility for and control over such Patent Right in the relevant country. If a party decides to terminate or abandon an ArQule Patent Right or a Joint Patent Right with respect to which such party has control, then such party shall notify the other party at least sixty (60) days prior to such event to enable the other party, at its expense, to assume responsibility for and control over such Patent Right in the relevant country.

         10.5 Full Cooperation. Each party agrees to cooperate fully in the preparation, filing, prosecution, issuance, maintenance. extension, enforcement and/or defense of any Patent Rights in or relating to ArQule Compounds and Abbott Derivative Compounds. Such cooperation includes, but is not limited to:

         (a) executing all papers and instruments, or requiring its employees or agents, to execute such papers and instruments, so as to enable the other party to apply for, prosecute or defend patent applications or to oppose another party's patent applications or patents in any country;

         (b) promptly informing the other party of any matters coming to a party's attention that may affect the validity, enforceability, preparation, filing, prosecution, or issuance of any such patent applications or maintenance of issued patents; and

         (c) undertaking no actions that are potentially deleterious to the validity, enforceability, preparation, filing, prosecution or issuance of such patent applications or patents.

         10.6 Notification of Infringement. The parties shall promptly inform each other of any information that comes to their attention involving actual or possible infringement of Patent

Rights by any third party anywhere in the Territory or claims of alleged infringement made by any third party in the Territory against either party or its Affiliates resulting from the manufacture, import, offer for sale, sale or use of any Product.

         10.7 Prosecution of Infringement Actions. Abbott shall have the right, under its own control and at its own expense, to pursue any third party infringer of ArQule Patent Rights or Joint Patent Rights in or relating to Abbott Derivative Compounds or ArQule Compounds that are in any Licensed Compound Set. Abbott may prosecute any infringement action in the name of ArQule, if so required by applicable law. If Abbott fails to initiate an infringement action within six (6) months after notification or knowledge of the basis for such action relating to a material infringement, ArQule shall have the right to prosecute such infringement, under its sole control and at its sole expense. Neither party shall enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any recovery resulting from an infringement action brought under this Section shall be distributed in the following manner:

         (a) First, the parties shall be reimbursed for any costs and expenses incurred in prosecuting the action.

         (b) Second, ArQule shall receive an amount equal to the royalty payments lost due to sales of Products by the infringer.

         (c) Third, Abbott shall receive an amount equal to the profits lost due to sale of Products by the infringer.

         (d) Fourth, any remaining recovery will be retained by the party controlling the action at its conclusion.

         10.8 Third Party Claims. In the event that any third party initiates a declaratory judgment action alleging the invalidity or unenforceability of ArQule Patent Rights or Joint Patent Rights in or relating to Abbott Derivative Compounds or ArQule Compounds that are in any Licensed Compound Set, or if any third party brings an infringement action against Abbott or its Affiliates or sublicensees because of the exercise of the rights granted Abbott under this Agreement, then Abbott shall have the right to defend such action under its own control and at its own expense; provided, however, that in the case of a declaratory judgment action involving ArQule Patent Rights, ArQule shall have the right to intervene and assume sole control of such defense, at its own expense. Neither party shall enter into any settlement, consent judgment, or other voluntary final disposition of any action under this Section without the consent of the other party, which consent shall not be unreasonably withheld. Any recovery shall be retained entirely by the party controlling the action at its conclusion.

         10.9 Mutual Cooperation. In the event of any patent infringement litigation in the Territory involving any Patent Rights and/or any Products, the non-prosecuting or non-defending party, as applicable, shall render such reasonable assistance as may be requested by the prosecuting or defending party in connection with such infringement actions.

                                   ARTICLE 11


                          INDEMNIFICATION AND INSURANCE


         11.1 General Indemnification. Each party shall defend, indemnify and hold the other party, its Affiliates, contractors and sublicensees, and the officers, directors, employees and agents of each, harmless from and against any and all liabilities, damages, claims, demands, costs, or expenses (including reasonable attorneys' fees) claimed by any third party for any harm suffered by such third party to the extent such harm is determined to have been caused by the negligence or willful misconduct of the indemnifying party or the indemnifying party's manufacture or sale of any products, except to the extent caused by the negligence or willful misconduct of the indemnified party or the indemnified party's breach of this Agreement, and subject to the conditions of indemnification set forth in Section 11.2.

         11.2 Conditions of Indemnification. With respect to any indemnification obligations of either party to the other party under this Agreement, the following conditions must be met for such indemnification obligations to become applicable:

         (a) the indemnified party shall notify the indemnifying party promptly in writing of any claim which may give rise to an obligation on the part of the indemnifying party hereunder;

         (b) the indemnifying party shall be allowed to undertake the sole control of the defense of any such action and claim, including all negotiations for the settlement, or compromise of such claim or action at its sole expense; and

         (c) the indemnified party shall render reasonable assistance, information, co-operation and authority to permit the indemnifying party to defend such action, provided that any out-of-pocket expenses or other expenses incurred by the indemnified party in rendering the same shall be borne or reimbursed promptly by the indemnifying party.

         11.3 Insurance. Each party shall maintain reasonably adequate insurance or self-insurance coverage for its potential liabilities to the other party in connection with the performance of this Agreement.

                                   ARTICLE 12

                               DISPUTE RESOLUTION


Except for actions commenced by or involving third parties and disputes to be resolved by Scientific Dispute Resolution pursuant to Exhibit B, all disputes arising out of or in connection with this Agreement shall be resolved as follows:

         12.1 Attempted Amicable Resolution. The parties shall promptly give each other written notice of any disputes requiring resolution hereunder, which written notice shall specify the Section(s) of this Agreement that the other party is alleged to have breached or that are in dispute, and shall briefly state the initiating party's claims. Thereafter, the parties shall use reasonable efforts to resolve any such disputes in an amicable manner.

         12.2 Reference to Designated Officers. Any disputes arising in connection with this Agreement which cannot be resolved pursuant to Section 12.1 shall be referred, not later than thirty (30) days after initiation of dispute resolution proceedings pursuant to Section 12.1, to the following corporate officers of the parties for resolution:


                           For Abbott:

                           Vice President, Pharmaceutical Products Research and Development (or his or her designee)


                           For ArQule:

                           Chief Executive Officer (or his or her designee)


Such officers (or their designees) shall attempt to resolve the dispute and shall communicate with each other by facsimile or telephone or in personal meetings in an effort to resolve the dispute.

         12.3 Alternate Dispute Resolution. Any disputes arising in connection with this Agreement which cannot be resolved pursuant to Sections 12.1 or 12.2 within sixty (60) days after initiation of dispute resolution proceedings under
Section 12.1 shall be finally settled by binding Alternate Dispute Resolution ("ADR") in accordance with the attached Exhibit A. Judgment upon any award rendered in such ADR proceedings may be issued and enforced by any court having competent jurisdiction.

         12.4 ADR Ruling. The neutral in any ADR proceeding under Section 12.3 shall determine and notify the parties in writing:

         (a) Whether either party has committed a breach of any of its obligations under this Agreement; and

         (b) if either party has committed a breach, the appropriate remedy for any such breach pursuant to Section 12.5.

         12.5 ADR Remedies. The neutral in any ADR proceeding under Section 12.3 shall have the authority to award the non-breaching party the following relief:

         (a) For any breach other than those specified in Section 12.5(b) and (c), an award of damages and/or equitable relief;

         (b) For the second material breach and any subsequent material breach of Abbott's obligations pursuant to Section 5.6(c), an award of damages and/or equitable relief and/or termination of Abbott's license rights related to the specific Licensed Compound Set(s) to which such breach relates (but not any other license rights of Abbott hereunder); and

         (c) For the second material breach and any subsequent material breach of Abbott's obligations pursuant to Section 5.5(d), an award of damages and/or equitable relief and/or termination of Abbott's Target Reservation(s) to which such breach relates (but not any other Target Reservations by Abbott hereunder).

                                   ARTICLE 13

                              TERM AND TERMINATION


         13.1 Expiration. Unless terminated earlier by mutual written agreement of the parties or pursuant to Section 13.2, this Agreement shall expire on the later of: (a) the end of the License Option Period and (b) the date of expiration of the last Royalty Term for any Product to expire in any country in the Territory.

         13.2 Early Termination. Either party shall have the right, without prejudice to any other rights or remedies available to it, to terminate this Agreement for cause by written notice to the other party in any of the following events: (a) if the other party is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against the other party and not dismissed within sixty (60) days of filing, or if the other party becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business, (b) if the other party commits a material breach of this Agreement and the party alleged to be in breach fails to (i) cure such breach or (ii) commence dispute resolution proceedings under Article 12 contesting whether a breach has occurred and/or whether such breach is a material breach within sixty (60) days after receipt of written notice from the party asserting the breach.

         13.3 Escrow Payments. In the event that the alleged breaching party commences dispute resolution proceedings pursuant to Article 12, and if the dispute involves non-payment of funds under this Agreement, all payments that would be due and payable under this Agreement in the absence of any dispute shall be paid into an interest-bearing escrow account until the matter is resolved and such escrow funds (plus interest) shall be distributed in accordance with the decision reached in such dispute resolution proceedings.

         13.4 Effect of Termination. Except as otherwise expressly provided herein, termination or expiration of this Agreement through any means and for any reason shall not result in the termination of any license rights hereunder, shall not relieve the parties of any obligations accruing prior thereto, and shall be without prejudice to the rights and remedies of either party with respect to any prior breach of any of the provisions of this Agreement. Except to the extent otherwise specified therein, the rights and obligations of the parties under the following provisions shall survive expiration or termination of this Agreement:
Articles 7, 8 and 11.

                                   ARTICLE 14


                                  MISCELLANEOUS


         14.1 Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties with respect to the subject matter thereof and supersedes all previous verbal and written agreements, representations and warranties with respect to such subject matter. This Agreement may be amended only by a written agreement signed by authorized representatives of both parties.

         14.2 Force Majeure. Failure of either party to perform its obligations under this Agreement (except the obligation to make payments) shall not subject such party to any liability or constitute a breach of this Agreement if such failure is caused by any event or circumstances beyond the reasonable control of such nonperforming party, including without limitation acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation, a national health emergency or compliance with any order or regulation of any government entity. A party whose performance is affected by a force majeure shall take reasonably prompt action to remedy the effects of the force majeure. If the non-performing party fails to substantially remedy the effects of the force majeure event within twelve (12) months after the date upon which the force majeure event first occurred, the parties shall in good faith negotiate such modifications to this Agreement as the parties deem appropriate to continue performance of this Agreement notwithstanding such force majeure event. If the parties are unable to agree upon such modifications within sixty (60) days after the end of such twelve (12) month period and the non-performing party has still failed to substantially remedy the effects of the force majeure event, the party not affected by the force majeure event may terminate this Agreement upon thirty
(30) days prior written notice to the non-performing party, in which case neither party shall have any liability to the other party with respect to any failure to perform to the extent caused by the force majeure event.

         14.3 Waiver. A failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either party in one or more instances by construed as constituting a continuing waiver or as a waiver in other instances. Any waiver of breach executed by either party shall affect only the specific breach and shall not operate as a waiver of any subsequent or preceding breach.

         14.4 No Assignment. Except as otherwise expressly provided herein, neither party may sell, assign, pledge, delegate, subcontract or otherwise dispose of all or any portion of its rights or obligations under this Agreement except to an Affiliate or to a successor to all or substantially all of the party's business to which this Agreement relates. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. In the event ownership or control of ArQule changes after the

Effective Date as a result of a merger, an acquisition or otherwise, this Agreement (including, but not limited to, Abbott's licenses and other rights pursuant to Sections 4.2, 5.5(c), 5.6, and 5.11) shall continue in effect notwithstanding such change of ownership or control.

         14.5 Severability. If any clause or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed and the remaining provisions of the Agreement shall continue in full force and effect. The parties shall use all commercially reasonable efforts to agree upon a valid and enforceable provision as a substitute for the severed provision, taking into account the intent of this Agreement.

         14.6 Relationship of Parties. The parties shall have the status of independent contractors under this Agreement and nothing in this Agreement shall be construed as authorization for either of the parties to act as a joint venturer with, agent for, or partner of, the other party.

         14.7 Notices. Any notice, request or other communication required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to be given (a) when delivered in person or by overnight courier, (b) five (5) days after being deposited in the United States mail, postage prepaid, certified, return receipt requested, or (c) when received after being sent by confirmed facsimile transmission to the parties, addressed as follows:


                  If to Abbott to:

                  President
                  Pharmaceutical Products Division

                  Abbott Laboratories
                  200 Abbott Park Road
                  D-309, AP30
                  Abbott Park, Illinois 60064-3500
                  Tel: (708) 937-4367
                  Fax: (708) 938-5383

                  With a copy to:

                  General Counsel
                  Abbott Laboratories
                  100 Abbott Park Road
                  D-364, AP6D
                  Abbott Park, Illinois 60064-3500
                  Tel: (708) 937-8905
                  Fax: (708) 938-5277

                  If to ArQule to:

                  President
                  ArQule, Inc.
                  200 Boston Avenue
                  Suite 3600
                  Medford, Massachusetts 02155
                  Tel: (617) 395-4100
                  Fax: (617) 395-1225

Either party may change its address or its fax number by giving the other party written notice, delivered in accordance with this Section 14.7.

         14.8 Further Instruments. Each party shall execute and deliver such further instruments and do such further reasonable acts and things as reasonably may be required to carry out the intent and purpose of this Agreement.

         14.9 Governing Law. The validity, performance, construction, and effect of this Agreement shall be governed by the laws of the State of Illinois, without giving effect to conflict of law rules. The parties expressly disclaim the applicability of the United Nations Convention on the International Sale of Goods to this Agreement.

         14.10 Counterparts. This Agreement shall become binding when any, one or more counterparts hereof, individually or taken together, bears the signature of each of the parties. This Agreement may be executed in any number of counterparts, each of which shall be an original as against the party whose signature appears thereon, but all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its duly authorized representative as of the Effective Date.

ABBOTT LABORATORIES                          ARQULE,.INC.


By: /s/ Paul N. Clark
________________________________             By: /s/ Eric Gordon
                                             ____________________________
Name:                                        Name:
Title: Senior Vice President,                Title:
       Pharmaceuticals Operations
       and President Product
       Pharmaceuticals Products
       Division

                                    EXHIBIT A

                         Alternative Dispute Resolution


The parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement which relates to either party's rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution ("ADR") provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between the parties pursuant to Sections 12.1 and 12.2.

Any negotiations regarding a dispute shall be treated as settlement negotiations for purposes of the Federal Rules of Evidence and any similar state rules of evidence. Such negotiations shall not be admissible in any subsequent ADR hearing.

If the matter has not been resolved within sixty (60) days after initiation of dispute resolution proceedings pursuant to Section 12.1, either party may initiate an ADR proceeding as provided herein (all references to todays" in this ADR provision are to calendar days). The parties shall have the right to be represented by counsel in such a proceeding.

1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2. Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, the parties shall request the President of the Center for Public Resources ("CPR"), 366 Madison Avenue, New York, New York 10017 to select a neutral pursuant to the following procedures:

                  (a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request from the parties, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

                  (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

                  (c) Each party shall number the Candidates in order of preference (with the number one (1 ) signifying the greatest preference) and shall deliver the list to the CPR within seven
                  (7) days following receipt of the list of candidates. if a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

                  (d) if the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set for in subparagraphs 2(a) - 2(d) shall be repeated.

3. No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

4. At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

                  (a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

                  (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

                  (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1 ) page per issue.

                  (d) a brief in support of such party's proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:


                  (a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

                  (b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the crossexamination.

                  (c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

                  (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

                  (e) Settlement negotiations shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR, hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6. Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies (subject to the provisions of Sections 12.4 and 12.5 with respect to remedies), provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7. The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy (subject to the provisions of Sections 12.4 and 12.5 with respect to remedies) of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall issue a brief written opinion, not to exceed ten (10) pages, which sets forth the ruling of the neutrals, the basis of ruling, and the remedy or remedies awarded. Neither party shall use such written opinion as the basis for any legal action that attempts to challenge or appeal such ruling or the remedy or remedies awarded.

8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

                  (a) if the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

                  (b) if the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10. Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

                                    EXHIBIT B

                          Scientific Dispute Resolution


If the parties are unable to agree on a redefined, non-conflicting Target pursuant to Section 5.5(e) within thirty (30) days of initiating negotiations, the parties shall resolve such dispute through a Scientific Dispute Resolution ("SDR") proceeding as provided herein. (all references to "days" in this SDR proceeding are to calendar days).

1. Within fourteen (14) days after the end of the above-referenced thirty (30) day negotiation period each party shall designate one (1) neutral having the following minimum scientific qualifications: a Ph.D. degree in chemistry or life sciences and/or an M.D. degree plus at least ten (10) years of relevant business or scientific research experience. These two (2) neutrals shall select a third neutral having the same minimum scientific qualifications within fourteen (14) days of the appointment of the first two (2) neutrals. None of the neutrals shall be an employee, director or shareholder of either party or any of their subsidiaries or affiliates, or otherwise have a materially conflicting interest in the outcome of the SDR proceeding.

2. No earlier than fourteen (14) days or later than twenty-eight (28) days after selection of the third neutral, the neutrals shall hold a hearing to determine a redefined, non-conflicting Target. The SDR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutrals shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

3. At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutrals:

                  (a) a proposed redefined, non-conflicting Target; and

                  (b) a brief in support of such party's proposed redefined, non-conflicting Target, provided that the brief shall not exceed ten (10) pages (excluding references to published scientific literature, not to exceed two (2) pages). No discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

4. The hearing shall be conducted on one (1) day and shall be governed by the following rules:

                  (a) Each party shall be entitled to three (3) hours of hearing time to present its case. The neutrals shall determine whether each party has had the three (3) hours to which it is entitled.

                  (b) ArQule shall make its presentation first, followed by
                   Abbott.

5. The neutrals, by majority vote, shall rule on each disputed issue within seven (7) days following completion of the hearing. Such ruling shall adopt in its entirety the redefined, non-conflicting Target proposed by one of the parties. The neutrals shall issue a brief written opinion, not to exceed ten
(10) pages, which sets forth the ruling of the neutrals, the basis of ruling, and the remedy or remedies awarded. Neither party shall use such written opinion as the basis for any legal action that attempts to challenge or appeal such ruling or the remedy or remedies awarded.

6. The neutrals shall be paid reasonable fees plus expenses. These fees and expenses, the fees and expenses of a court reporter, and any expenses for a hearing room, shall be shared equally by the parties.

7. The rulings of the neutrals shall be binding, non-reviewable, and nonappealable.

8. Except as required by law, the existence of the dispute, any settlement negotiations, the SDR hearing, any submissions of the parties therein, and the rulings shall be deemed Confidential Information.

9. The parties may, by mutual written agreement, submit additional issues for dispute resolution under SDR procedures.

         AMENDMENT NO. 1 TO RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT

     This Amendment No. 1 to Research, Development and License Agreement is dated as of August 13, 1996 by and between Abbott Laboratories, an Illinois corporation having a principal place of business at 100 Abbott Park Road, Abbott Park, Illinois ("Abbott") and ArQule, Inc., a Delaware corporation having a principal place of business at 200 Boston Avenue, Suite 3600, Medford, Massachusetts ("ArQule").

                                    RECITALS

     WHEREAS, Abbott and ArQule have entered into that certain Research, Development and License Agreement, dated as of June 16, 1995 (the "License Agreement"), pursuant to which ArQule agreed, INTER ALIA, to provide Abbott with certain ArQule Compounds and Abbott Derivative Compounds (these and other capitalized terms used herein without definition shall have the respective meanings provided in the License Agreement) for screening in consideration of the payment by Abbott to ArQule of certain license fees, milestone payments and research funding payments on the terms and subject to the conditions set forth in the License Agreement; and

     WHEREAS, ArQule and Abbott desire to amend the License Agreement to enable ArQule to supply Abbott with additional ArQule Compounds and to delete certain aspects of the License Agreement having to do with reservation of Targets and the Array Screening Period.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.   The License Agreement is hereby amended as follows:

     1.1. Definitions.
          -----------
          (a)  The following definitions are hereby deleted from Article
1 of the License Agreement (and the remaining definitions in Article 1 are renumbered accordingly):

               (1)  "1.26 License Option Period"
                          ---------------------
               (2)  "1.37 Reserved Arrays"
                          ---------------
               (3)  "1.39 Target"
                          ------
               (4)  "1.40 Target Reservation"
                          ------------------
               (5)  "1.14 Array Screening Period".
                          ----------------------

          (b) The definition of "ArQule Array" originally set forth in
Section 1.8 of the License Agreement (now renumbered as Section 1.10) is hereby deleted in its entirety and replaced with the following:

               "1.10 `ARQULE ARRAY' shall mean a set of structurally related small organic chemical molecules that are synthesized by ArQule using its proprietary technology arranged in a format such as a microtiter screening plate."

          (c) The definition of "Licensed Final Compound" originally set forth in Section 1.23 of the License Agreement (now renumbered as Section 1.25) is hereby deleted in its entirety and replaced with the following:

               "1.25 `LICENSED FINAL COMPOUND' shall mean a specific ArQule Compound from a Licensed Compound Set that Abbott commercially develops, markets and/or sells pursuant to Section 5.4."

          (d) The definition of "Licensed Compound Set" originally set forth in Section 1.24 of the License Agreement (now renumbered as Section 1.26) is hereby deleted in its entirety and replaced with the following:

               "1.26 `LICENSED COMPOUND SET' shall mean, with respect to an Active ArQule Compound, such Active ArQule Compound and any Active ArQule Homolog thereto which have been licensed to Abbott by ArQule pursuant to Section 5.4."

          (e) The following definitions are hereby added to Article 1 of the License Agreement (and the remaining definitions in Article 1 are renumbered accordingly):

               "1.7 `ACTIVE ARQULE HOMOLOG' shall mean



                                      *




               "1.9 `AMENDMENT DATE' shall mean August 13, 1996."

               "1.17 `CHEMICAL THEME' shall mean the chemical or structural characteristics shared by a group of ArQule Compounds in an ArQule Array."

               "1.22 `EXCLUSIVE DEVELOPMENT PERIOD' shall have the meaning provided in Section 5.5(a)."

               "1.27 `MINIMUM FTE REQUIREMENT' shall have the meaning provided in Section 5.5(a)."

               "1.28 `MUTUAL DISCLOSURE DATE' shall mean the date on which the information described in Section 5.2 of this Agreement is first disclosed by



                      * confidential treatment has been
                        requested for marked portions
               each party to the other with respect to any Active ArQule Compound and any Active ArQule Homolog thereto."

               "1.41 `THIRD PARTY MAPPING ARRAY PARTNER' shall mean any third party to whom ArQule provides ArQule Arrays."

     1.2. The first two sentences of Section 5.1 are hereby deleted in their entirety and replaced with the following:

          "During the Array Transfer Period, ArQule shall deliver to Abbott ArQule Core Compounds within ArQule Arrays as follows: (i) during the
          initial Contract Year, ArQule shall deliver to Abbott at least   *
          ArQule Core Compounds within ArQule Arrays having not less than   *
              different Chemical Themes and (ii) during the second Contract
          Year, ArQule shall deliver to Abbott at least    *   ArQule Core
          Compounds within ArQule Arrays having not less than    *     different
          Chemical Themes (with a minimum of   *   ArQule Core Compounds and a
          maximum of   *    ArQule Core Compounds for each Chemical Theme).
          Abbott hereby acknowledges that ArQule has delivered to Abbott, as of
          the Amendment Date,   *   ArQule Core Compounds and hereby agrees that
          such ArQule Core Compounds shall be, in all respects, subject to this Agreement, as amended from time to time. ArQule may, at its option, also deliver to Abbott additional ArQule Arrays. ArQule shall select the ArQule Arrays to be delivered to Abbott hereunder and the ArQule Core Compounds within each such ArQule Array; PROVIDED, HOWEVER, that
          (i) each ArQule Core Compound shall appear only once in any ArQule
          Array shipped to Abbott hereunder and (ii) no more than   *  percent
            *  of any shipment of ArQule Core Compounds delivered to Abbott under this Agreement shall have been previously committed to a Third
          Party Mapping Array Partner or a bona fide, documented internal ArQule program as of the date of such shipment."

     1.3. Section 5.2 of the License Agreement is hereby deleted in its entirety and replaced with the following:

          "5.2 SCREENING OF ARQULE COMPOUNDS. ArQule hereby grants to Abbott and its Affiliates a nonexclusive, worldwide, royalty-free license (without the right to sublicense or subcontract) during the term of this Agreement and thereafter to perform such testing and analytical work as Abbott deems appropriate on ArQule Core Compounds delivered by ArQule hereunder. Notwithstanding the foregoing, Abbott may, during the term of this Agreement and thereafter, deliver ArQule Core Compounds to one or more third parties so as to allow such third parties to perform testing and analytical work on such ArQule Core Compounds provided that, prior to delivering any ArQule Core Compounds to any such third party, Abbott, ArQule and each such third party enter into a materials transfer agreement substantially in the form of the attached EXHIBIT B or such other form as may be acceptable to ArQule. At the time of delivery, ArQule will identify the Chemical Theme of each ArQule Array delivered to Abbott but not the structures of the



                      * confidential treatment has been
                        requested for marked portions
          individual ArQule Core Compounds in such ArQule Arrays. Initially, Abbott will not disclose the targets against which such ArQule Arrays are screened. If Abbott detects any Active ArQule Compound in an ArQule Array, it will promptly notify ArQule. ArQule shall then determine if such Active ArQule Compound and any Active ArQule Homolog thereto have been previously committed to a Third Party Mapping Array Partner or to a bona fide, documented internal ArQule program (including programs with academic collaborators). ArQule will disclose to Abbott (a) the structure of such Active ArQule Compound if it has not been so committed and all Active ArQule Homologs thereto (if any) that have not been so committed and (b) the structures, but not the locations in the ArQule Array, of all other ArQule Compounds in such ArQule Array and Abbott will disclose to ArQule (a) the identity of the biological target as to which activity was detected and (b) the level of activity exhibited by such Active ArQule Compound and such Active ArQule Homolog (the date of such mutual disclosure being referred to herein as the "Mutual Disclosure Date"). All such disclosed information shall be treated as Confidential Information by the receiving party in accordance with Article 8."

     1.4. Sections 5.3 and 5.5 of the License Agreement are hereby deleted in their entirety (and the remaining sections in Article 5 are renumbered accordingly).

     1.5. All references in Section 5.3(a) (as renumbered) of the License Agreement to "Active ArQule Compounds" are hereby changed to "Active ArQule Compounds and Active ArQule Homologs"; all references in Section 5.3(a) (as renumbered) of the License Agreement to "Section 5.3" are hereby changed to "Section 5.2."; and all references in Section 5.3(b) (as renumbered) of the License Agreement to "Section 5.4(a)" are hereby changed to "Section 5.3(a)".

     1.6. Sections 5.6(a) and (b) (as originally numbered) of the License Agreement are hereby deleted in their entirety and replaced with the following:

          "5.4 LICENSE RIGHTS. On the Mutual Disclosure Date for any Active ArQule Compound and any Active ArQule Homolog thereto comprising the Licensed Compound Set, ArQule shall grant to Abbott and its Affiliates an exclusive, worldwide, royalty-bearing license (with the right to sublicense), in the Abbott Field under ArQule Patent Rights and under ArQule's interest in any Joint Patent Rights to develop, have developed, make, have made, use, import, offer to sell, sell and have sold in the Abbott Field Products incorporating any ArQule Compounds within the Licensed Compound Set."

     1.7. Section 5.6(c) (as originally numbered) of the License Agreement is hereby deleted in its entirety and replaced with the following:

          "5.5 Diligence Requirements.
               ----------------------

               (a) DILIGENCE REQUIREMENTS DURING EXCLUSIVE DEVELOPMENT PERIOD. During the one (1) year period commencing on the Mutual Disclosure Date for any Licensed Compound Set and continuing until the first anniversary thereof (such period being referred to herein as the "Exclusive Development Period"), Abbott shall
               maintain a minimum of     *       FTE scientist to perform
               research and development activities on    *    or more ArQule
               Compounds within such Licensed Compound Set (the "Minimum FTE Requirement"). Abbott shall have the option to extend the Exclusive Development Period for such Licensed Compound Set, subject to the Minimum FTE Requirement, for up to four (4) additional one year periods. The Exclusive Development Period shall be deemed to be automatically extended by Abbott each year through the end of the fourth additional one year period unless Abbott gives ArQule written notice of termination no later than thirty (30) days prior to any anniversary of the Mutual Disclosure Date for such Licensed Compound Set; PROVIDED, that Abbott must have complied with the Minimum FTE Requirement for the immediately preceding year for any such extension to be effective. Notwithstanding the foregoing, upon Abbott's request and with ArQule's consent, which consent shall not be unreasonably withheld, an extension to the Exclusive Development Period may be made beyond five (5) years if Abbott reasonably demonstrates to ArQule that Abbott has devoted appropriate
               resources toward commercialization of at least       *
                        within the Licensed Compound Set and is reasonably
               likely to enter into an active clinical development program with respect thereto. Upon expiration of the Exclusive Development Period for any Licensed Compound Set, the license granted to Abbott under Section 5.4 of this Agreement shall terminate unless, within thirty (30) days of such date, Abbott commences the clinical development program described in Section 5.5(b) for
                  *    or more ArQule Compounds within such Licensed Compound
               Set.

               (b) DILIGENCE REQUIREMENTS AFTER EXCLUSIVE DEVELOPMENT PERIOD. After the Exclusive Development Period, Abbott shall maintain an active clinical development program on at least one (1) ArQule Compound in each Licensed Compound Set. Abbott shall have maintained such an active program if Abbott expends at least Three Million Dollars ($3,000,000) per year in direct costs (including, but not limited to, costs attributable to external services or material contracts) relating to clinical development
               of    *    or more ArQule Compounds within the Licensed Compound
               Set during the period commencing at the end of the Exclusive Development Period and ending on the date upon which Abbott makes a milestone



                      * confidential treatment has been
                        requested for marked portions
               payment to ArQule pursuant to Section 6.1 (a) for the initiation of Phase III Studies for an ArQule Compound within the Licensed Compound Set; provided, however, that this obligation shall be suspended for a period not to exceed twelve (12) months during any period that clinical trials are delayed or suspended because of an unexpected negative result occurring for reasons beyond the control of Abbott. If clinical trials are delayed or suspended because of such unexpected negative result for a period in excess of twelve (12) months, the parties shall in good faith negotiate appropriate modifications to Abbott's due diligence obligations under this Section."

     1.8. All references to "Section 5.5(c)" and "Section 5.6" in Sections 6.10 and 14.4 of the License Agreement are hereby replaced by "Section 5.2" and "Section 5.4", respectively, and all references to "Section 5.6(c)" in Section
12.5 of the License Agreement are hereby replaced by "Section 5.5".

     1.9. Section 12.5(c) of the License Agreement is hereby deleted in its entirety and "and (c)" is hereby deleted from Section 12.5(a) of the License Agreement.

     1.10. Section 13.1 of the License Agreement is hereby deleted in its entirety and replaced with the following:

          "13.1 EXPIRATION. Unless terminated earlier by mutual written agreement of the parties or pursuant to Section 13.2, this Agreement shall expire on the date of expiration of the last Royalty Term for any Product to expire in any country in the Territory, subject to the provisions of Section 5.2."

     1.11. Section 14.7 of the License Agreement is hereby amended by replacing the telephone and facsimile numbers for Abbott for purposes of notice with the following:

          Tel: (847) 937-4367
          Fax: (847) 938-5383

     1.12. EXHIBIT B to the License Agreement is hereby deleted in its entirety and replaced with EXHIBIT B attached hereto.

2. Miscellaneous
   -------------

     2.1 GOVERNING LAW. This Amendment shall be governed in all respects by the laws of the State of Illinois without giving effect to principles of conflicts of law thereunder.

     2.2 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.

     2.3 LICENSE AGREEMENT. Except as specifically provided herein, the License Agreement as previously executed shall remain in full force and effect.

     2.4 COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

     2.5 RESTATED AGREEMENT. Attached hereto as Exhibit C is a copy of the Agreement, as amended by this Amendment, reflecting the terms of the Agreement, as amended hereby, in effect as of the Amendment Date.

     IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

                                           ABBOTT LABORATORIES

                                           By: /s/ Paul N. Clark
                                               -----------------------
                                               Name:
                                               Title: Senior Vice President,
                                                      Pharmaceuticals Operations
                                                      and President Product
                                                      Pharmaceuticals Products
                                                      Division

                                            ARQULE, INC.

                                            By: /s/
                                                -----------------------
                                                Eric B. Gordon
                                                President

                                    EXHIBIT B
                                    ---------


                      FORM OF MATERIALS TRANSFER AGREEMENT
                      ------------------------------------

                                                                       EXHIBIT B
                                                                       ---------

                      FORM OF MATERIALS TRANSFER AGREEMENT

This Agreement, effective as of the date last written below, is by and among ArQule, Inc. ("ArQule"), Abbott Laboratories ("Abbott") and
______________________ ("Recipient").

[Set on left column of page]

WHEREAS, Abbott and ArQule have entered into that certain Research, Development and License Agreement, dated as of June 16, 1995, as amended by Amendment No. 1 to Research, Development and License Agreement, dated as of August __, 1996 (as so amended, the "License Agreement"), pursuant to which ArQule has agreed, INTER ALIA, to provide Abbott with certain compounds for screening on the terms and subject to the conditions set forth in the License Agreement; and

     WHEREAS, pursuant to Section 5.2 of the License Agreement, Abbott is permitted to deliver such compounds to third parties such as Recipient, provided such parties execute and deliver this Agreement to ArQule.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. SUPPLY OF MATERIALS: Within _____ days after receiving an original of this Agreement executed by all parties, Abbott will supply Recipient with the compounds set forth on EXHIBIT A (the "Materials"). Upon written request, Abbott may provide the Recipient with additional quantities of such Materials or with additional compounds, which compounds shall also be considered Materials for the purposes of this Agreement.

2. USE AND TRANSFER RESTRICTIONS: Recipient acknowledges and agrees that the Materials are proprietary to and owned by ArQule and are or may be covered by claims of U.S. and international patents or patent applications of ArQule. Recipient agrees to use the Materials solely to screen them for potential pharmacological activity for Abbott using the assay procedure [previously disclosed to Abbott/set forth on EXHIBIT B]. Recipient agrees (i) not to transfer such Materials to any third party without the prior written consent of ArQule and Abbott, (ii) to permit access to the Materials only to its employees and consultants requiring such access, (iii) to inform such employees and consultants of the proprietary nature of the Materials, (iv) to take reasonable precautions, at least as stringent as those observed by Recipient to protect its own proprietary materials, to ensure that such employees and consultants observe the obligations of Recipient pursuant to this Section and (v) to execute and deliver any documents of assignment or conveyance that may be necessary to effectuate the ownership rights of ArQule in the Materials. Upon the expiration of this Agreement, Recipient shall, at the instruction of ArQule or Abbott, either destroy or return any unused Materials.

3. COMPLIANCE WITH LAW: Recipient agrees to comply with all federal, state, and local laws and regulations applicable to the use, testing, storage, disposal, and transfer of the Materials, including without limitation the Toxic Substances Control Act (15 USC 2601 ET SEQ.) and implementing regulations (in particular, 40 CFR 720.36 [Research and Development Exemption]), the Food, Drug, and Cosmetic Act (21 USC 301 ET SEQ.) and implementing regulations, and all Export Administration Regulations of the Department of Commerce. Recipient assumes sole responsibility for any violation of such laws or regulations by Recipient or any of its affiliates or sublicensees.

4. TERMINATION: This Agreement shall commence on the date last written below and continue for a period of ___________ months. Sections 3, 6 and 7 shall survive termination of this Agreement.

5. NO WARRANTIES: Any Materials delivered pursuant to this Agreement are understood to be experimental in nature and may have hazardous properties. Recipient should assume that the Materials are dangerous and should use appropriate precautions. NEITHER ABBOTT NOR ARQULE MAKES ANY REPRESENTATIONS, OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPOUNDS. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE MATERIALS WILL NOT INFRINGE ANY PATENT RIGHTS OF OTHERS.


[Set on right column of page]

6. ASSIGNMENT OF INVENTIONS: Recipient agrees promptly to disclose to Abbott any and all ideas, concepts, discoveries, inventions, developments, improvements, trade secrets, technical data, know-how or biological materials that are conceived, devised, invented, developed or reduced to practice or tangible medium by Recipient, or any of its agents or employees, or under its direction, during the term of this Agreement and which arise out of its screening or evaluation of the Materials (hereinafter "Inventions"). Recipient hereby assigns to Abbott all of its right, title and interest in and to the Inventions and any and all related patent rights, copyrights and applications and registrations therefor. During and after the expiration of this Agreement, Recipient shall cooperate with Abbott, at Abbott's expense, in obtaining proprietary protection for the Inventions and shall execute all documents which Abbott shall reasonably request in order to perfect Abbott's rights in the Inventions.

7. INDEMNIFICATION: Recipient assumes all liability for, and agrees to indemnify, defend, and hold harmless ArQule and Abbott and their respective directors, officers, representatives, employees, and agents against, all losses, expenses (including without limitation any legal expenses), claims, demands, damages, judgments, suits, or other actions arising from the use, testing, storage, or disposal of the Materials by Recipient and its agents or employees, or from any breach of its obligations under Section 2 of this Agreement.

8. MISCELLANEOUS: This Agreement shall not be assigned or otherwise transferred by Recipient without the prior written consent of ArQule and Abbott. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts. This Agreement constitutes the entire understanding of the parties and supersedes all prior agreements, written or oral, with respect to the subject matter hereof.

Recipient
          ---------------------------------------
Signature:
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Name:
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Title:
          ---------------------------------------
Date:
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Shipping Address:

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Tel:
          ---------------------------------------
Fax:
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ACCEPTED AND AGREED:
ArQule, Inc.
Signature:
          ---------------------------------------
Name:
          ---------------------------------------
Title:
          ---------------------------------------
Date:
          ---------------------------------------

Address:
ArQule, Inc.
200 Boston Avenue, Suite 3600
Medford, MA  02155
Tel:  (800) 644-5000
Fax:  (617) 395-1225

ACCEPTED AND AGREED:
Abbott Laboratories
Signature:
          ---------------------------------------
Name:
          ---------------------------------------
Title:
          ---------------------------------------
Date:
          ---------------------------------------

Address:
Abbott Laboratories
100 Abbott Park Road
Abbott Park, IL  60064
Tel:  (847) 937-4367
Fax:  (847) 938-5383

                                                                       EXHIBIT C
                                                                       ---------



         See Exhibit 10.15 of the Registrant's Registration Statement.